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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3, No. 333-108821) and the related Prospectus of Tekelec for the registration of $125,000,000 of its 2.25% Senior Subordinated Convertible Notes due 2008 and 6,361,325 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2003 (except for Note 13 as to which the date is June 11, 2003), with respect to the financial statements of Santera Systems Inc. for the two years in the period ended December 31, 2002 included in the Current Report on Form 8-K/A of Tekelec filed with the Securities and Exchange Commission on June 25, 2003.


                                                /s/ Ernst & Young LLP

Dallas, Texas
December 10, 2003